Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACT
Kristine D. Brenner
Director of Investor Relations
(810) 257-2506
kristine.brenner@citizensbanking.com
Citizens Republic Bancorp Announces First Quarter 2010 Results
FLINT, MICHIGAN, April 22, 2010 -— Citizens Republic Bancorp, Inc. (Nasdaq: CRBC) announced today a net loss from continuing operations of $76.0 million for the three months ended March 31, 2010, compared with net losses of $65.4 million for the fourth quarter of 2009 and $45.5 million for the first quarter of 2009. After incorporating the $9.0 million net loss from discontinued operations and the $5.3 million accrued but unpaid dividend to the preferred shareholder, Citizens reported a net loss attributable to common shareholders of $90.3 million for the three months ended March 31, 2010, compared with $70.0 million for the fourth quarter of 2009 and $49.3 million for the first quarter of 2009. Diluted net loss from continued operations per share was $0.21, compared with $0.18 for the fourth quarter of 2009 and $0.40 for the first quarter of 2009. The diluted net loss per share was based on average shares outstanding of 393.8 million for the quarters ended March 31, 2010 and December 31, 2009, and 125.4 million for the quarter ended March 31, 2009.
“Although we continue to see earnings pressure due to high levels of loan charge-offs, we are pleased to see continued strength in our pre-tax pre-provision core operating earnings, which were up $1.6 million or 5% compared with last quarter,” commented Cathleen H. Nash, president and chief executive officer. “At the end of the first quarter, we made the decision to sell certain nonperforming residential mortgage loans. In the past, we’ve expressed our concerns about the level of these loans and we believe this is the right move as we anticipate more deterioration in this portfolio in the future. Our strategy in managing through the rest of this economic cycle remains unchanged. We will continue to maintain our strong balance sheet through our conservative, steadfast approach to protect capital and liquidity, aggressively manage credit, and consistently provide high-quality, efficient service to our clients,” said Ms. Nash.
Discontinued Operations
As a result of the pending sale of Citizens’ wholly-owned subsidiary, F&M Bank-Iowa (“F&M”), the financial condition and operating results for this subsidiary have been segregated from the financial condition and operating results of Citizens’ continuing operations throughout this release and, as such, are presented as a discontinued operation. While all prior periods have been revised retrospectively to align with this treatment, these changes do not affect Citizens’ reported consolidated financial condition or net income for any of the prior periods.
Key Points in the Quarter:
•	Net interest margin for the first quarter of 2010 was 3.14% compared with 3.13% for the fourth quarter of 2009. The increase was primarily the result of expanding loan spreads and declining deposit costs, partially offset by the effect of replacing the declining loan balances with lower-yielding investment securities and money market investments and a reduction in the total investment portfolio yield.

•	The pre-tax pre-provision core operating earnings for the first quarter of 2010 totaled $34.7 million, an increase of $1.6 million or 4.9% over the fourth quarter of 2009. The increase was primarily the result of a $1.9 million improvement in noninterest expense.

•	Citizens held short-term (liquid) assets at March 31, 2010 of $760.7 million, an increase of $74.5 million or 10.8% over December 31, 2009 and $280.1 million or 58.3% over March 31, 2009.

Citizens’ parent company cash totaled $109.8 million at March 31, 2010 as compared with $110.7 million at December 31, 2009.

•	All of Citizens’ regulatory capital ratios continue to exceed the “well-capitalized” designation. As of March 31, 2010, Citizens’ estimated capital ratios were as follows:
•	Tier 1 capital — 12.03%

•	Total capital — 13.40%

•	Tier 1 leverage — 8.49%

•	Tier 1 common equity — 7.77%

•	Tangible equity to tangible assets — 7.96%

•	Tangible common equity to tangible assets — 5.54%
•	Total delinquent loans at March 31, 2010 were $143.1 million, or 1.92% of total loans, a decrease of $11.3 million or 7.3% from December 31, 2009 and a decrease of $96.0 million or 40.2% from March 31, 2009. Total watchlist loans decreased for the second consecutive quarter to $1.4 billion at March 31, 2010, an improvement of $37.6 million or 2.7% over December 31, 2009. Total nonperforming assets at March 31, 2010 were $556.2 million, a decrease of $37.9 million or 6.4% from December 31, 2009.

•	Citizens recorded credit writedowns that totaled $77.0 million as a result of the decision to sell certain nonperforming residential mortgage loans and taking further fair-value reductions on existing nonperforming residential mortgage loans held for sale and residential other real estate (“ORE”). Citizens expects to sell these assets in a bulk loan sale during the second quarter of 2010. The writedowns were comprised of:
•	Gross charge-offs against the allowance for loan losses of $74.2 million as a result of transferring nonperforming residential mortgage loans to loans held for sale at fair-value, less costs to sell;

•	A fair value writedown of $1.2 million on existing residential mortgage loans held for sale (recorded in noninterest income); and

•	A fair value writedown of $1.6 million on existing residential ORE (recorded in noninterest expense).
•	The allowance for loan losses at March 31, 2010 decreased to $322.4 million or 4.33% of portfolio loans, compared with $338.9 million or 4.35% at December 31, 2009, primarily due to the aforementioned transfer of nonperforming residential mortgage loans to loans held for sale and less risk in the loan portfolio. The provision for loan losses for the first quarter of 2010 was $101.4 million, compared with $84.0 million for the fourth quarter of 2009. The increase in the provision for loan losses was primarily due to continued migration of commercial real estate loans to nonperforming status and higher net charge-offs, including those related to the aforementioned transfer to loans held for sale. Net charge-offs for the first quarter of 2010 totaled $117.9 million, compared with $81.3 million for the fourth quarter of 2009.

•	Citizens recorded a $6.0 million gain on the sale of $147.6 million in investment securities designated as available for sale (primarily comprised of municipal bonds) during the first quarter of 2010.

•	Citizens expects to complete the stock sale of F&M on April 23, 2010 for a purchase price of approximately $50.0 million in cash.
Balance Sheet
Total assets at March 31, 2010 were $11.7 billion, a decrease of $279.7 million or 2.3% from December 31, 2009 and a decrease of $1.3 billion or 10.2% from March 31, 2009. The declines were primarily due to reductions in total portfolio loans due to lower customer demand, partially offset by higher money market investments. Additionally, the decline from March 31, 2009 was impacted by a non-cash and non-tax-deductible goodwill impairment charge of $256.3 million recorded in the second quarter of 2009.
Money market investments at March 31, 2010 totaled $760.7 million, an increase of $74.5 million or 10.8% over December 31, 2009 and an increase of $280.1 million or 58.3% over March 31, 2009. The increases were primarily the result of holding excess short-term funds with the Federal Reserve as a result of continued strong deposits, coupled with a lower demand for loans from credit-worthy clients.
Investment securities at March 31, 2010 totaled $2.2 billion, essentially unchanged from December 31, 2009 and a decrease of $51.2 million or 2.3% from March 31, 2009. As part of its capital and liquidity strategy, Citizens sold $147.6 million of municipal bonds and used the proceeds to purchase GNMA securities during the first quarter of 2010. This action resulted in a $6.0 million net gain and strengthened Citizens’ capital and liquidity positions by improving the risk profile of the investment portfolio.

The following table displays total portfolio loans at quarter end for each of the last five quarters. The following definitions are provided to clarify the types of loans included in each of the commercial real estate segments identified in the table. Land hold loans are secured by undeveloped land which has been acquired for future development. Land development loans are secured by land undergoing infrastructure improvements to create finished marketable lots for commercial or residential construction. Construction loans are secured by commercial, retail and residential real estate in the construction phase with the intent to be sold or become an income producing property. Income producing loans are secured by non-owner occupied real estate leased to one or more tenants. Owner occupied loans are secured by real estate occupied by the owner for ongoing operations.
Loan Portfolios

	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in millions)	2010	2009	2009	2009	2009
Land Hold	$39.3	$35.9	$52.0	$54.9	$54.2
Land Development	101.0	103.6	124.5	117.8	116.3
Construction	164.4	177.9	214.8	229.5	256.7
Income Producing	1,532.1	1,514.0	1,504.1	1,530.8	1,554.1
Owner-Occupied	931.5	980.1	986.4	972.8	945.8

Total Commercial Real Estate	2,768.3	2,811.5	2,881.8	2,905.8	2,927.1
Commercial and Industrial	1,824.8	1,921.8	2,047.2	2,145.5	2,339.0

Total Commercial Loans	4,593.1	4,733.3	4,929.0	5,051.3	5,266.1

Residential Mortgage	877.2	1,025.2	1,073.3	1,132.2	1,194.4
Direct Consumer	1,174.7	1,224.2	1,269.2	1,310.3	1,362.0
Indirect Consumer	794.2	805.2	825.3	808.3	802.1

Total Consumer Loans	2,846.1	3,054.6	3,167.8	3,250.8	3,358.5

Total Loans	$7,439.2	$7,787.9	$8,096.8	$8,302.1	$8,624.6

The decreases in total commercial loans were primarily the result of lower customer demand from credit-worthy clients, paydowns as a result of normal client activity, and charge-offs. Also contributing to the decrease from March 31, 2009 was the transfer of nonperforming land hold, land development, and construction loans to loans held for sale during the fourth quarter of 2009. The declines in residential mortgage loans were primarily the result of transferring the aforementioned nonperforming residential mortgage loans to loans held for sale at the end of the first quarter of 2010, paydowns from normal client activity, and charge-offs. More than 90% of new mortgage originations are sold into the secondary market, resulting in minimal new loans being retained in the residential mortgage portfolio. The decreases in direct consumer loans, which are primarily home equity loans, were due to lower consumer demand. Indirect consumer loans, which are primarily marine and recreational vehicle loans, fluctuate throughout the year due to seasonal demand. After taking this fluctuation into account, the indirect consumer loan portfolio is essentially unchanged from December 31, 2009 and March 31, 2009.
Loans held for sale at March 31, 2010 were $107.8 million, an increase of $27.6 million or 34.3% over December 31, 2009 and an increase of $18.5 million or 20.8% over March 31, 2009. The increase over December 31, 2009 was primarily the result of transferring the aforementioned nonperforming residential mortgage loans to loans held for sale, net of related charge-offs. Additionally, the increase over March 31, 2009 reflects the transfer of the aforementioned nonperforming land hold, land development, and construction loans from the loan portfolio at fair-value, less costs to sell. The variance from both prior periods also reflects declines due to customer paydowns, workout activities, writedowns to reflect further fair-value declines for the underlying collateral, and transfers to ORE.
Goodwill at March 31, 2010 was $318.2 million, unchanged from December 31, 2009 and a decrease of $256.3 million or 44.6% from March 31, 2009. The decrease was due to a non-cash and non-tax-deductible goodwill impairment charge recorded in the second quarter of 2009. As a result of the decision to sell F&M, Citizens conducted an interim goodwill impairment assessment during the first quarter of 2010 and concluded that there is no additional impairment at this time. There can be no assurance, however, that future testing will not result in additional material impairment charges due to further developments in the banking industry, financial markets, or Citizens’ markets.
Total deposits at March 31, 2010 were $8.5 billion, essentially unchanged from December 31, 2009 and a decrease of $226.9 million or 2.6% from March 31, 2009. Core deposits, which exclude all time deposits, totaled $4.8 billion at March 31, 2010, essentially unchanged from December 31 2009 and an increase of $277.2 million or 6.1% over March 31, 2009. The increase over March 31, 2009 was primarily the result of public fund clients holding higher balances in transaction accounts to receive unlimited deposit insurance and retail customers shifting balances from time deposits to core deposits throughout 2009. Time deposits totaled $3.7 billion at March 31, 2010, essentially unchanged from December 31, 2009 and a decrease of $504.0 million or 12.1% from March 31, 2009. The decrease was primarily the result of the shift in funding mix.
Other interest-bearing liabilities, which include federal funds purchased and securities sold under agreements to repurchase, other short-term borrowings, and long-term debt, totaled $1.4 billion at March 31, 2010, a decrease of $181.9 million or 11.7% from December 31, 2009 and a decrease of $751.7 million or 35.4% from March 31, 2009. The decreases were primarily the result of a planned reduction in wholesale funding due to Citizens’ strong liquidity position. Additionally, the decrease from March 31, 2009 incorporated the result of exchanging $209.1 million in long-term debt for Citizens’ common stock in the third quarter of 2009.
Capital Adequacy and Liquidity
Shareholders’ equity at March 31, 2010 totaled $1.2 billion, a decrease of $86.6 million or 6.5% from December 31, 2009 and a decrease of $323.0 million or 20.6% from March 31, 2009. The decreases were primarily the result of net losses incurred. The decrease from March 31, 2009 was partially offset by common equity generated in the third quarter of 2009 issuance of common stock for debt.
Citizens continues to maintain a strong capital position, and its regulatory capital ratios are above “well-capitalized” standards, as evidenced by the following key capital ratios.

	Regulatory
	Minimum for				Excess Capital over
	“Well-	March 31,	December 31,	September 30,	Minimum
	Capitalized”	2010	2009	2009	(in millions)
Tier 1 capital ratio	6.00%	12.03%	12.52%	12.83%	$491.0
Total capital ratio	10.00	13.40	13.93	14.23	276.9
Tier 1 leverage ratio	5.00	8.49	9.21	9.63	402.8
Tier 1 common equity ratio		7.77	8.47	8.94
Tangible equity to tangible assets		7.96	8.51	9.01
Tangible common equity to tangible assets		5.54	6.16	6.71
Citizens maintains a strong liquidity position due to its on-balance sheet liquidity sources and very stable funding base comprised of approximately 73% deposits, 12% long-term debt, 11% equity, and 4% short-term liabilities and liabilities of discontinued operations. Citizens’ loan-to-deposit ratio, another measure of liquidity, continues to improve with levels of 87.7%, 91.6%, and 99.0% at March 31, 2010, December 31, 2009, and March 31, 2009, respectively. Citizens also has access to high levels of untapped liquidity through collateral-based borrowing capacity provided by portions of both the loan and investment securities portfolios. Also, securities available-for-sale and money market investments can be sold for cash to provide additional liquidity, if necessary. Citizens’ parent company cash totaled $109.8 million at March 31, 2010 as compared with $110.7 million at December 31, 2009.
In the fall of 2008, the Board of Directors of the Federal Deposit Insurance Corporation (“FDIC”) initiated the Temporary Liquidity Guarantee Program which, among other things, provided full FDIC deposit insurance coverage on noninterest-bearing transaction accounts and certain interest-bearing transaction accounts paying less than 0.5% interest per annum through its Transaction Account Guarantee Program (“TAGP”). Participation in TAGP was voluntary and if a depository institution joined the program in the fall of 2008 it was committed to the program through December 31, 2009 with subsequent voluntary extensions in six-month intervals. While Citizens joined the TAGP at its inception, due to its significant liquidity levels, and the cost of continued participation, Citizens has determined it will opt-out of the TAGP effective July 1, 2010. Citizens’ clients will continue to receive standard deposit insurance coverage through the FDIC’s general deposit insurance fund, which covers deposit balances up to $250,000 per depositor through December 31, 2013.
In light of the net losses over the last several quarters, Citizens determined during the first quarter of 2010, in consultation with the Federal Reserve Bank of Chicago as required by regulatory policy, to defer regularly scheduled quarterly interest payments on its outstanding junior subordinated debentures relating to its two trust preferred securities and to suspend quarterly cash dividend payments on its Series A Preferred Stock. Deferral of these payments, which is permitted pursuant to the underlying documentation, is expected to preserve a total of $4.9 million of cash each quarter, although such amounts will continue to accrue. Citizens has demonstrated it has sufficient cash and liquidity to pay these amounts, but is taking these actions to support and preserve its capital position in light of economic conditions and to lessen the potential need for raising any additional capital. Citizens intends to reevaluate the deferral of these payments periodically and, in consultation with its regulators, will consider reinstating these payments when appropriate.
Net Interest Margin and Net Interest Income
Net interest margin was 3.14% for the first quarter of 2010 compared with 3.13% for the fourth quarter of 2009 and 2.74% for the first quarter of 2009. The increase in net interest margin over the fourth quarter of 2009 was primarily the result of expanding loan spreads and declining deposit costs, partially offset by the effect of replacing the declining loan balances with lower-yielding investment securities and money market investments and a reduction in the total investment portfolio yield. The increase in net interest margin over the first quarter of 2009 was primarily the result of expanding commercial and consumer loan spreads, declining deposit costs due to reduced price competition and time deposits repricing at lower rates, and lower interest expense on long-term debt due to the debt exchange in the third quarter of 2009. The increases were partially offset by the effect of replacing the declining loan balances with lower-yielding investment securities and money market investments and the movement of loans to nonperforming status.
Net interest income was $81.2 million for the first quarter of 2010, essentially unchanged from the fourth quarter of 2009, and an increase of $5.7 million or 7.6% over the first quarter of 2009. The increase over the first quarter of 2009 was primarily the result of the higher net interest margin, partially offset by a $818.0 million decrease in average earning assets. The decrease in average earning assets was primarily due to lower loan demand in the current Midwest economic environment, partially offset by an increase in investment securities and money market investments.
Credit Quality
The quality of Citizens’ loan portfolio is impacted by numerous factors, including the economic environment in the markets in which Citizens operates. Citizens carefully monitors its loans in an effort to identify and mitigate any potential credit quality issues and losses in a proactive manner. Citizens performs quarterly reviews of the non-watch commercial credit portfolio focusing on industry segments and asset classes that have or may be expected to experience stress due to economic conditions. This process seeks to validate each such credit’s risk rating, underwriting structure and exposure management under current and stressed economic scenarios while strengthening these relationships and improving communication with these clients.
The following tables represent four qualitative aspects of the loan portfolio that illustrate the overall level of quality and risk inherent in the loan portfolio.
•	Delinquency Rates by Loan Portfolio — Loans where the contractual payment is 30 to 89 days past due and interest is still accruing. While these loans are actively worked to bring them current, past due loan trends may be a leading indicator of potential future nonperforming loans and charge-offs.

•	Commercial Watchlist — Commercial loans that, while still accruing interest, we believe may be at risk due to general economic conditions or changes in a borrower’s financial status and therefore require increased oversight. Watchlist loans that are in nonperforming status are included in the nonperforming assets table below.

•	Nonperforming Assets — Loans that are in nonaccrual status, loans past due 90 days or more on which interest is still accruing, restructured loans, nonperforming loans that are held for sale, and other repossessed assets acquired. The commercial loans included in this table are reviewed as part of the watchlist process in addition to the loans displayed in the commercial watchlist table below.

•	Net Charge-Offs — The portion of loans that have been charged-off during each quarter.
Delinquency Rates By Loan Portfolio
30 to 89 days Past Due

	Mar 31, 2010		Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$0.6	1.64%	$0.6	1.56%	$1.4	2.61%	$3.5	6.38%	$3.7	6.83%
Land Development	3.0	3.00	4.7	4.56	12.0	9.67	1.3	1.10	11.1	9.54
Construction	0.9	0.55	1.7	0.95	12.1	5.64	1.7	0.74	16.7	6.51
Income Producing	51.7	3.37	40.8	2.70	44.9	2.98	50.0	3.27	64.2	4.13
Owner-Occupied	13.6	1.46	25.0	2.55	24.4	2.47	15.6	1.60	37.4	3.95

Total Commercial Real Estate	69.8	2.52	72.8	2.59	94.8	3.29	72.1	2.48	133.1	4.55
Commercial and Industrial	15.1	0.83	16.9	0.88	20.2	0.98	34.0	1.58	45.7	1.95

Total Commercial Loans	84.9	1.85	89.7	1.90	115.0	2.33	106.1	2.10	178.8	3.39

Residential Mortgage	21.5	2.45	22.0	2.14	30.0	2.80	27.7	2.45	25.6	2.15
Direct Consumer	21.9	1.86	26.5	2.16	24.1	1.90	22.8	1.74	20.0	1.47
Indirect Consumer	14.8	1.86	16.3	2.02	16.3	1.98	14.6	1.81	14.7	1.83

Total Consumer Loans	58.2	2.05	64.8	2.12	70.4	2.22	65.1	2.00	60.3	1.80
Total Delinquent Loans	$143.1	1.92%	$154.5	1.98%	$185.4	2.29%	$171.2	2.06%	$239.1	2.77%

The decreases in total delinquencies were primarily the result of continued emphasis on proactively managing delinquent commercial loans.
As part of its overall credit underwriting and review process and loss mitigation strategy, Citizens carefully monitors commercial and commercial real estate credits that are current in terms of principal and interest payments but may deteriorate in quality as economic conditions decline. Commercial relationship officers monitor their clients’ financial condition and initiate changes in loan ratings based on their findings. Loans that have migrated within the loan rating system to a level that requires increased oversight are considered watchlist loans (generally consistent with the regulatory definition of special mention, substandard, and doubtful loans) and include loans that are accruing or nonperforming and included in the other tables in this section. Citizens utilizes the watchlist process as a proactive credit risk management practice to help mitigate the migration of commercial loans to nonperforming status and potential loss. Once a loan is placed on the watchlist, it is reviewed quarterly by the chief credit officer, senior credit officers, senior market managers, and commercial relationship officers to assess cash flows, collateral valuations, guarantor liquidity, and other pertinent trends. During these meetings, action plans are implemented or reviewed to address emerging problem loans or to remove loans from the portfolio. Additionally, loans viewed as substandard or doubtful are transferred to Citizens’ special loans or small business workout groups and are subjected to more intensive monitoring and workout activity.
Commercial Watchlist
Accruing loans only

	Mar 31, 2010		Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$29.0	73.73%	$24.8	68.99%	$29.0	55.76%	$18.1	32.97%	$15.7	28.97%
Land Development	50.4	49.95	86.7	83.66	92.1	73.92	82.0	69.64	60.9	52.33
Construction	54.4	33.07	63.5	35.68	90.4	42.10	90.3	39.35	86.6	33.74
Income Producing	523.5	34.17	521.4	34.44	519.3	34.52	458.6	29.96	421.5	27.12
Owner-Occupied	237.0	25.44	247.2	25.22	277.2	28.10	274.4	28.21	223.3	23.61

Total Commercial Real Estate	894.3	32.31	943.6	33.56	1,008.0	34.98	923.4	31.78	808.0	27.60
Commercial and Industrial	484.7	26.56	473.0	24.61	508.0	24.81	530.3	24.72	478.0	20.44

Total Watchlist Loans	$1,379.0	30.02%	$1,416.6	29.93%	$1,516.0	30.76%	$1,453.7	28.78%	$1,286.0	24.42%

The decrease in accruing watchlist loans from December 31, 2009 was primarily the result of proactive credit management actions that downgraded certain commercial real estate loans to nonperforming status and fewer new watchlist loans. The increase over March 31, 2009 was primarily the result of proactive commercial real estate loan rating downgrades over the course of 2009 as Citizens closely monitors borrowers’ repayment capacity in this environment.
Given recent increases in investor interest for residential real estate in Michigan, lengthening disposition timelines, and projected increases in carrying costs, Citizens decided at the end of the first quarter of 2010 to sell certain nonperforming residential mortgage assets. Citizens recorded credit writedowns that totaled $77.0 million as a result of transferring nonperforming residential mortgage loans to loans held for sale and taking further fair-value reductions on existing nonperforming residential mortgage loans held for sale and residential ORE. Citizens expects to sell these assets in a bulk loan sale during the second quarter of 2010. The writedowns were comprised of:
•	Gross charge-offs against the allowance for loan losses of $74.2 million as a result of transferring nonperforming residential mortgage loans to loans held for sale at fair-value, less costs to sell;

•	A fair value writedown of $1.2 million on existing residential mortgage loans held for sale (recorded in noninterest income); and

•	A fair value writedown of $1.6 million on existing residential ORE (recorded in noninterest expense).
Nonperforming Assets

	Mar 31, 2010		Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009
		% of				% of		% of		% of
(dollars in millions)	$	Portfolio	$	% of Portfolio	$	Portfolio	$	Portfolio	$	Portfolio

Land Hold	$4.9	12.49%	$4.8	13.42%	$13.3	25.56%	$13.1	23.86%	$12.0	22.14%
Land Development	27.1	26.86	1.0	0.92	13.7	10.96	15.1	12.82	14.6	12.55
Construction	35.2	21.39	25.2	14.19	33.7	15.70	36.0	15.69	26.5	10.32
Income Producing	144.0	9.40	121.5	8.02	126.7	8.42	139.4	9.11	116.3	7.48
Owner-Occupied	89.0	9.56	83.4	8.51	70.1	7.11	71.3	7.33	66.1	6.99

Total Commercial Real Estate	300.2	10.85	235.9	8.39	257.5	8.94	274.9	9.46	235.5	8.04
Commercial and Industrial	69.7	3.82	84.0	4.37	111.5	5.44	91.8	4.28	83.4	3.57

Total Nonaccruing Commercial Loans	369.9	8.05	319.9	6.76	369.0	7.49	366.7	7.26	318.9	6.06

Residential Mortgage	17.6	2.01	125.1	12.20	106.0	9.88	102.7	9.07	84.2	7.05
Direct Consumer	16.5	1.41	21.3	1.74	21.4	1.68	20.2	1.54	20.9	1.54
Indirect Consumer	2.4	0.30	2.6	0.33	2.6	0.31	1.4	0.17	2.0	0.25

Total Nonaccruing Consumer Loans	36.5	1.28	149.0	4.88	130.0	4.10	124.3	3.82	107.1	3.19
Total Nonaccruing Loans	406.4	5.46	468.9	6.02	499.0	6.16	491.0	5.91	426.0	4.94
Loans 90+ days still accruing	2.4	0.03	3.0	0.04	0.6	0.01	0.8	0.01	1.0	0.01
Restructured loans and still accruing	4.8	0.06	2.6	0.03	1.1	0.01	2.5	0.03	0.4	—

Total Nonperforming Portfolio Loans	413.6	5.56%	474.5	6.09%	500.7	6.18%	494.3	5.95%	427.4	4.96%
Nonperforming Held for Sale	95.3		65.2		44.4		54.2		64.5
Other Repossessed Assets Acquired	47.3		54.4		61.9		54.6		57.3

Total Nonperforming Assets	$556.2		$594.1		$607.0		$603.1		$549.2

Commercial Inflows	124.8		101.0		94.1		133.4		173.0
Commercial Outflows	(74.8)		(150.1)		(92.3)		(85.9)		(80.4)

Net change	$50.0		$(49.1)		$1.8		$47.5		$92.6

The decrease in nonperforming assets from December 31, 2009 was primarily the result of the aforementioned fair-value adjustment and charge-offs on certain residential mortgage assets during the first quarter of 2010, partially offset by an increase in nonperforming commercial real estate loans primarily due to proactive credit management downgrades. Also contributing to the decrease was a decline in commercial and industrial loans due to net charge-offs exceeding new loans migrating to nonperforming status. Total nonperforming assets are essentially unchanged from March 31, 2009. The increase in nonperforming commercial real estate loans, which was due to general economic conditions in the Midwest, was substantially offset by declines in nonperforming commercial and industrial loans, residential mortgage loans, and other repossessed assets acquired.
The nonperforming commercial loan inflows for the first quarter of 2010 included $43.1 million of loans proactively moved to nonperforming status by the respective relationship officer prior to the loans becoming 90 days past due compared with $25.1 million proactively moved during the fourth quarter of 2009. The first quarter 2010 outflows included $10.2 million in loans that returned to accruing status, $31.0 million in loan payoffs and paydowns, $29.4 million in charged-off loans, and $4.2 million transferred to other repossessed assets acquired.

Net Charge-Offs

	Three Months Ended
	Mar 31, 2010		Dec 31, 2009		Sep 30, 2009		Jun 30, 2009		Mar 31, 2009
		% of		% of		% of		% of		% of
(dollars in millions)	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*	$	Portfolio*

Land Hold	$—	—%	$5.6	62.84%	$0.5	4.02%	$0.6	4.37%	$—	—%
Land Development	0.1	0.48	9.7	37.27	1.4	4.36	2.4	8.15	6.3	21.67
Construction	—	—	9.5	21.38	0.9	1.63	5.8	10.11	2.0	3.12
Income Producing	7.6	1.98	13.2	3.48	24.5	6.52	12.6	3.29	7.8	2.01
Owner-Occupied	6.9	2.96	2.5	1.01	4.6	1.86	7.4	3.02	2.4	1.02

Total Commercial Real Estate	14.6	2.10	40.5	5.76	31.9	4.42	28.8	3.96	18.5	2.53
Commercial and Industrial	12.9	2.82	22.4	4.67	20.1	3.94	6.8	1.27	8.0	1.37

Total Commercial Loans	27.5	2.40	62.9	5.32	52.0	4.22	35.6	2.82	26.5	2.01

Residential Mortgage	80.1	36.54	6.0	2.34	10.0	3.71	2.2	0.78	0.8	0.27
Direct Consumer	7.1	2.41	6.1	1.99	6.1	1.93	6.4	1.94	4.3	1.26
Indirect Consumer	3.2	1.60	6.3	3.12	3.2	1.56	4.4	2.18	5.0	2.49

Total Consumer Loans	90.4	12.71	18.4	2.41	19.3	2.44	13.0	1.59	10.1	1.20
Total Net Charge-offs	$117.9	6.25%	$81.3	4.05%	$71.3	3.46%	$48.6	2.30%	$36.6	1.69%

*	Represents an annualized rate.
The increases in net charge-offs over the fourth and first quarters of 2009 were primarily the result of the aforementioned charge-offs related to the transfer of certain nonperforming residential mortgage loans to loans held for sale.
The allowance for loan losses was $322.4 million or 4.33% of portfolio loans at March 31, 2010, compared with $338.9 million or 4.35% at December 31, 2009 and $279.8 million or 3.24% at March 31, 2009. The decrease from December 31, 2009 was primarily the result of the aforementioned transfer of nonperforming residential mortgage loans to loans held for sale, partially offset by an increase in the loss migration rates and extended duration for commercial real estate loans. The increase over March 31, 2009 was primarily the result of an increase in the loss migration rates and extended duration for commercial real estate, residential mortgage and consumer loans. This migration, and Citizens’ evaluation of the underlying collateral fair-values supporting these loans, caused an increase in the allowance for loan losses due to the higher likelihood that portions of these loans may eventually be charged-off. Based on current conditions and expectations, Citizens believes that the allowance for loan losses is adequate to address the estimated loan losses inherent in the existing loan portfolio at March 31, 2010.
After determining what Citizens believes is an adequate allowance for loan losses based on the risk in the portfolio, the provision for loan losses is calculated as a result of the net effect of the quarterly change in the allowance for loan losses and the quarterly net charge-offs. The provision for loan losses was $101.4 million in the first quarter of 2010, compared with $84.0 million in the fourth quarter of 2009 and $63.5 million in the first quarter of 2009. The increases were primarily due to continued migration of commercial real estate loans to nonperforming loan status and higher net charge-offs, including those related to the aforementioned transfer to loans held for sale.
Noninterest Income
Noninterest income for the first quarter of 2010 was $22.4 million, an increase of $8.1 million or 56.9% over the fourth quarter of 2009 and an increase of $4.1 million or 22.6% over the first quarter of 2009.
The increase in noninterest income over the fourth quarter of 2009 was primarily the result of the aforementioned gain on investment securities ($6.0 million), and higher other income ($2.6 million) and lower losses on loans held for sale ($1.0 million), partially offset by lower service charges on deposit accounts ($1.1 million). The increase in other income was primarily due to swap income recognition resulting from changes in the related credit spreads. The decrease in losses on loans held for sale was primarily the result of fewer writedowns to reflect fair-value declines for the underlying collateral. The decrease in service charges on deposit accounts was primarily the result of a decline in customer transaction volume.
The increase in noninterest income over the first quarter of 2009 was primarily due to the aforementioned gain on investment securities ($6.0 million), partially offset by higher losses on loans held for sale ($1.6 million). The increase in losses on loans held for sale was primarily the result of additional writedowns to reflect fair-value declines for the underlying collateral.

Noninterest Expense
Noninterest expense for the first quarter of 2010 was $78.1 million, a decrease of $3.3 million or 4.0% from the fourth quarter of 2009 and a decrease of $1.0 million or 1.2% from the first quarter of 2009.
The decrease in noninterest expense from the fourth quarter of 2009 was primarily the result of lower other expense ($2.1 million), lower ORE expenses ($1.4 million), and a net decline in most other noninterest expense categories, partially offset by higher occupancy expense ($1.3 million). The decline in other expense was primarily the result of an arbitration award payout in the fourth quarter of 2009 and lower losses related to mortgage indemnification payments. The decline in ORE expenses was primarily the result of lower carrying costs related to holding the ORE properties and fewer fair-value declines in ORE assets. The net decline in other noninterest expense categories was primarily the result of various expense management initiatives implemented throughout the company. The increase in occupancy expense was primarily the result of a seasonal increase in outside maintenance costs.
The decrease in noninterest expense from the first quarter of 2009 was primarily the result of lower salaries and employee benefits ($3.1 million) as well as a net decline in most other noninterest expense categories, partially offset by an increase in other expense ($4.2 million). The decline in salaries and employee benefits was primarily due to lower staffing levels, suspending employer contributions to the 401(k) plan in 2009 and lower pension expense. The net decline in all other noninterest expense categories was primarily the result of various expense management initiatives implemented throughout the company. The increase in other expense was primarily the result of higher FDIC premiums.
Citizens had 2,042 full-time equivalent employees at March 31, 2010 compared with 2,053 at December 31, 2009 and 2,100 at March 31, 2009.
Loss from Discontinued Operations
The loss from discontinued operations of $9.0 million for the first quarter of 2010 was primarily the result of recording a fair-value adjustment related to the assets and liabilities being sold in anticipation of the pending sale of F&M in the second quarter of 2010.
Income Tax Provision (Benefit)
The income tax provision for the first quarter of 2010 was $0.1 million, compared with a benefit of $3.8 million for the fourth quarter of 2009 and a benefit of $3.3 million for the first quarter of 2009. The variances were primarily the result of changes in categories of income such as discontinued operations and other comprehensive income.
Pre-Tax Pre-Provision Core Operating Earnings
The following table displays pre-tax pre-provision core operating earnings for each of the last five quarters.

Pre-Tax Pre-Provision Core Operating Earnings	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2010	2009	2009	2009	2009

Loss from continuing operations	$(76,023)	$(65,380)	$(57,963)	$(337,238)	$(45,542)
Income tax (benefit) from continuing operations	147	(3,811)	(11,187)	(11,004)	(3,253)
Provision for loan losses	101,355	84,007	77,393	98,935	63,485
Goodwill impairment	—	—	—	256,272	—
Net loss on debt extinguishment	—	—	15,929	—	—
Investment securities gains	(6,016)	—	—	(5)	—
FDIC special assessment	—	—	—	5,351	—
Fair-value adjustment on loans held for sale	7,702	8,724	860	4,350	6,152
Fair-value adjustment on ORE	6,763	8,089	3,925	3,308	7,991
Fair-value adjustment on bank owned life insurance	(83)	(19)	(360)	—	235
Fair-value adjustment on swaps	836	1,449	1,018	583	(2,444)

Pre-Tax Pre-Provision Core Operating Earnings	$34,681	$33,059	$29,615	$20,552	$26,624

The increase over the fourth quarter of 2009 was primarily the result of lower noninterest expense due to the aforementioned factors. The increase over the first quarter of 2009 was primarily the result of higher net interest income (due to the increase in net interest margin) and higher noninterest income (due to minor improvements in several categories and higher swap income recognition). Noninterest expense for the first quarter of 2010 was essentially unchanged from the first quarter of 2009 as various expense management initiatives implemented throughout the company during 2009 substantially offset increases in FDIC premiums.
Conference Call
Citizens’ senior management will review the quarter’s results in a conference call at 10:00 a.m. ET on Friday, April 23, 2010. A live audio webcast is available on Citizens’ investor relations page at www.citizensbanking.com or by calling (800) 862-9098 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until April 30, 2010. To listen to the replay, please dial (800) 839-3516.
Use of Non-GAAP Financial Measures
In addition to results presented in accordance with GAAP, this release includes non-GAAP financial measures such as tangible equity to tangible assets ratio, tangible common equity to tangible assets ratio, Tier 1 common equity ratio, pre-tax pre-provision core operating earnings, net interest margin, and the efficiency ratio. Citizens believes these non-GAAP financial measures provide additional information that is useful to investors in understanding the underlying operational performance of the company, its business, and performance trends and facilitates performance comparisons with others in the banking industry. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. To mitigate these limitations, Citizens has procedures in place to ensure that these measures are calculated using the appropriate GAAP or regulatory components and to ensure that Citizens’ performance is properly reflected to facilitate period-to-period comparisons. Although Citizens believes the non-GAAP financial measures disclosed in this release enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures.
Tangible Equity, Tangible Common Equity and Tier 1 Common Equity Ratios
Citizens believes the exclusion of goodwill and other intangible assets to create “average tangible assets” and “average tangible equity” facilitates the comparison of results for ongoing business operations. Citizens’ management internally assesses the company’s performance based, in part, on these non-GAAP financial measures. The tangible common equity ratio and Tier 1 common equity ratio have become a focus of some investors and management believes that these ratios may assist investors in analyzing Citizens’ capital position absent the effects of intangible assets and preferred stock. Because tangible common equity and Tier 1 common equity are not formally defined by GAAP or codified in the federal banking regulations, these measures are considered to be non-GAAP financial measures. Because analysts and banking regulators may assess Citizens’ capital adequacy using tangible common equity and Tier 1 common equity, Citizens believes that it is useful to provide investors the ability to assess its capital adequacy on the same bases. Tier 1 common equity is often expressed as a percentage of net risk-weighted assets. Under the risk-based capital framework, a bank’s balance sheet assets and credit equivalent amounts of off-balance sheet items are assigned to one of four broad risk categories. The aggregated dollar amount in each category is then multiplied by the risk weight assigned to that category. The resulting weighted values from each of the four categories are added together and this sum is the risk-weighted assets total that, as adjusted, comprises the denominator of certain risk-based capital ratios. Tier 1 capital is then divided by this denominator (net risk-weighted assets) to determine the Tier 1 capital ratio. Adjustments are made to Tier 1 capital to arrive at Tier 1 common equity as shown in the Non-GAAP Reconciliation Table later in this release. The amounts disclosed as net risk-weighted assets are calculated consistent with banking regulatory requirements.
Pre-tax Pre-Provision Core Operating Earnings
Pre-tax pre-provision core operating earnings, as defined by management, represents net income (loss) excluding income tax provision (benefit), the provision for loan losses, securities gains/losses, and any impairment charges or special assessments (including goodwill, credit writedowns, fair-value adjustments, and FDIC special assessments). Citizens believes presenting pre-tax pre-provision core operating earnings provides investors with the ability to better understand Citizens’ underlying operating trends separate from the direct effects of impairment charges, net loss on debt extinguishment, occasional securities transactions, credit issues, fair value adjustments, challenges inherent in the real estate downturn and other economic cycle issues and displays a consistent core operating earnings trend before the impact of these challenges. The “Credit Quality” section of this earnings release isolates the challenges and issues related to the credit quality of Citizens’ loan portfolio and their impact on Citizens’ earnings as reflected in the provision for loan losses.
Net Interest Margin and Efficiency Ratio
In accordance with industry standards, certain designated net interest income amounts are presented on a taxable equivalent basis, including the calculation of net interest margin and the efficiency ratio. Citizens believes the presentation of net interest margin on a taxable equivalent basis using a 35% effective tax rate allows comparability of net interest margin with industry peers by eliminating the effect of the differences in portfolios attributable to the proportion represented by both taxable and tax-exempt investments. See the Selected Quarterly Information Table, the Non-GAAP Reconciliation Table, and the Average Balances, Yields and Rates Table later in this release for additional information.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin, and Indiana with 218 offices and 255 ATMs. Citizens is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 46th largest bank holding company headquartered in the United States. More information about Citizens is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions and statements in this release that are not statements of historical fact, including without limitation, statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements regarding Citizens’ future financial and operating results, plans, objectives, expectations and intentions, are forward-looking statements that involve risks and uncertainties, many of which are beyond Citizens’ control or are subject to change. No forward-looking statement is a guarantee of future performance and actual results could differ materially. Factors that could cause or contribute to such differences include the risks and uncertainties detailed elsewhere in this release and from time to time in Citizens’ Form 10-K and Form 10-Q filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows, financial position and prospects. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Consolidated Balance Sheets (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	March 31,
(in thousands)	2010	2009	2009
| | |
Assets
Cash and due from banks	$148,161	$156,093	$158,199
Money market investments	760,746	686,285	480,656
Investment Securities:
Securities available for sale, at fair value	2,057,599	2,076,794	2,106,298
Securities held to maturity, at amortized cost (fair value of $115,484, $116,368 and $115,962, respectively)	113,259	114,249	115,756

Total investment securities	2,170,858	2,191,043	2,222,054
FHLB and Federal Reserve stock	155,084	155,084	147,584
Portfolio loans:
Commercial and industrial	1,824,801	1,921,755	2,339,028
Commercial real estate	2,768,299	2,811,539	2,927,094

Total commercial	4,593,100	4,733,294	5,266,122
Residential mortgage	877,201	1,025,248	1,194,384
Direct consumer	1,174,726	1,224,182	1,361,958
Indirect consumer	794,183	805,181	802,116

Total portfolio loans	7,439,210	7,787,905	8,624,580
Less: Allowance for loan losses	(322,377)	(338,940)	(279,838)

Net portfolio loans	7,116,833	7,448,965	8,344,742
Loans held for sale	107,772	80,219	89,231
Premises and equipment	108,680	110,703	115,990
Goodwill	318,150	318,150	574,421
Other intangible assets	13,247	14,378	19,377
Bank owned life insurance	216,179	220,190	218,917
Other assets	212,115	214,560	253,183
Assets of discontinued operations	324,097	335,961	357,936

Total assets	$11,651,922	$11,931,631	$12,982,290

Liabilities

Noninterest-bearing deposits	$1,239,352	$1,288,303	$1,144,812
Interest-bearing demand deposits	1,057,094	1,055,290	818,715
Savings deposits	2,533,002	2,460,114	2,588,761
Time deposits	3,651,750	3,697,056	4,155,774

Total deposits	8,481,198	8,500,763	8,708,062
Federal funds purchased and securities sold under agreements to repurchase	30,209	32,900	44,196
Other short-term borrowings	2,920	6,900	13,413
Other liabilities	133,893	124,718	161,176
Long-term debt	1,337,746	1,512,987	2,064,991
Liabilities of discontinued operations	421,562	422,327	423,079

Total liabilities	10,407,528	10,600,595	11,414,917

Shareholders’ Equity

Preferred stock — no par value	273,522	271,990	267,566
Common stock — no par value	1,430,273	1,429,771	1,214,173
Retained (deficit) earnings	(453,910)	(363,632)	121,106
Accumulated other comprehensive loss	(5,491)	(7,093)	(35,472)

Total shareholders’ equity	1,244,394	1,331,036	1,567,373

Total liabilities and shareholders’ equity	$11,651,922	$11,931,631	$12,982,290

Consolidated Statements of Operations (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2010	2009
| |
Interest Income
Interest and fees on loans	$101,742	$117,285
Interest and dividends on investment securities:
Taxable	18,261	20,292
Tax-exempt	5,285	6,636
Dividends on FHLB and Federal Reserve stock	1,002	1,360
Money market investments	424	258

Total interest income	126,714	145,831

Interest Expense

Deposits	29,511	44,765
Short-term borrowings	24	84
Long-term debt	15,990	25,501

Total interest expense	45,525	70,350

Net Interest Income	81,189	75,481
Provision for loan losses	101,355	63,485

Net interest (loss) income after provision for loan losses	(20,166)	11,996

Noninterest Income

Service charges on deposit accounts	9,684	9,856
Trust fees	3,795	3,318
Mortgage and other loan income	2,589	3,043
Brokerage and investment fees	933	1,295
ATM network user fees	1,597	1,385
Bankcard fees	2,007	1,834
Losses on loans held for sale	(7,702)	(6,152)
Investment securities gains	6,016	—
Other income	3,474	3,686

Total noninterest income	22,393	18,265

Noninterest Expense

Salaries and employee benefits	29,947	33,030
Occupancy	7,461	7,592
Professional services	2,253	3,093
Equipment	3,072	2,784
Data processing services	4,629	4,194
Advertising and public relations	1,297	1,418
Postage and delivery	1,014	1,491
Other loan expenses	5,974	5,862
Other real estate (ORE) expenses and losses	7,953	8,365
Intangible asset amortization	1,130	2,037
Other expense	13,373	9,190

Total noninterest expense	78,103	79,056

Loss from Continuing Operations Before Income Taxes	(75,876)	(48,795)
Income tax provision (benefit) from continuing operations	147	(3,253)

Loss from Continuing Operations	(76,023)	(45,542)

Discontinued operations:
(Loss) income from discontinued operations (net of income tax)	(8,973)	393

Net Loss	(84,996)	(45,149)
Dividend on redeemable preferred stock	(5,282)	(4,103)

Net Loss Attributable to Common Shareholders	$(90,278)	$(49,252)

Earnings Per Share from Continuing Operations
Basic	$(0.21)	$(0.40)
Diluted	(0.21)	(0.40)
Earnings Per Share from Discontinued Operations
Basic	$(0.02)	$0.01
Diluted	(0.02)	0.01
Net Loss Per Common Share:
Basic	$(0.23)	$(0.39)
Diluted	(0.23)	(0.39)
Average Common Shares Outstanding:
Basic	393,779	125,400
Diluted	393,779	125,400

Selected Quarterly Information (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Summary of Operations (thousands)
Net interest income	$81,189	$81,913	$79,012	$74,043	$75,481
Provision for loan losses	101,355	84,007	77,393	98,935	63,485
Noninterest income (1)	22,393	14,273	10,697	19,898	18,265
Noninterest expense (2)	78,103	81,370	81,466	343,248	79,056
Income tax provision (benefit) from continuing operations	147	(3,811)	(11,187)	(11,004)	(3,253)
Net loss from continuing operations	(76,023)	(65,380)	(57,963)	(337,238)	(45,542)
Discontinued operations (after tax)	(8,973)	651	1,040	(10,175)	393
Net loss	(84,996)	(64,729)	(56,923)	(347,413)	(45,149)
Net loss attributable to common shareholders (3)	(90,278)	(69,981)	(62,147)	(352,609)	(49,252)
Taxable equivalent adjustment, continuing operations	3,357	3,721	3,745	3,997	4,111
Taxable equivalent adjustment, combined	3,556	3,932	3,961	4,220	4,337

Per Common Share Data
Net loss from continuing operations:
Basic	$(0.21)	$(0.18)	$(0.49)	$(2.73)	$(0.40)
Diluted	(0.21)	(0.18)	(0.49)	(2.73)	(0.40)
Discontinued operations:
Basic	$(0.02)	$0.00	$0.01	$(0.08)	$0.01
Diluted	(0.02)	0.00	0.01	(0.08)	0.01
Net income (loss):
Basic	$(0.23)	$(0.18)	$(0.48)	$(2.81)	$(0.39)
Diluted	(0.23)	(0.18)	(0.48)	(2.81)	(0.39)
Common book value	2.46	2.69	2.87	7.57	10.29
Tangible book value	2.28	2.50	2.68	6.95	7.53
Tangible common book value	1.59	1.81	1.99	4.82	5.41
Shares outstanding, end of period (000)	394,392	394,397	394,470	126,258	126,299

At Period End, Continuing Operations (millions)
Assets	$11,328	$11,596	$11,717	$11,931	$12,624
Earning assets	10,595	10,864	10,964	11,207	11,568
Portfolio loans	7,439	7,788	8,097	8,302	8,625
Allowance for loan losses	322	339	336	330	280
Deposits	8,481	8,501	8,389	8,527	8,708
Shareholders’ equity	1,244	1,331	1,403	1,225	1,567

At Period End, Combined (millions)
Assets	$11,652	$11,932	$12,072	$12,288	$12,982
Earning assets	10,890	11,169	11,284	11,534	11,885
Portfolio loans	7,543	7,906	8,217	8,426	8,754
Allowance for loan losses	326	342	340	333	283
Deposits	8,892	8,909	8,792	8,913	9,120
Shareholders’ equity	1,244	1,331	1,403	1,225	1,567

Average for the Quarter, Continuing Operations (millions)
Assets	$11,575	$11,616	$11,773	$12,407	$12,728
Earning assets	10,839	10,874	11,041	11,387	11,657
Portfolio loans	7,654	7,964	8,191	8,478	8,775
Allowance for loan losses	336	337	331	289	258
Deposits	8,544	8,353	8,392	8,590	8,709
Shareholders’ equity	1,323	1,392	1,228	1,557	1,607

Average for the Quarter, Combined (millions)
Assets	$11,903	$11,966	$12,129	$12,774	$13,080
Earning assets	11,135	11,190	11,365	11,711	11,967
Portfolio loans	7,768	8,084	8,311	8,604	8,908
Allowance for loan losses	339	340	334	292	260
Deposits	8,947	8,762	8,786	8,995	9,117
Shareholders’ equity	1,323	1,392	1,228	1,557	1,607

Financial Ratios, Continuing Operations (annualized)
Return on average assets	(2.66)%	(2.23)%	(1.95)%	(10.90)%	(1.45)
Return on average shareholders’ equity	(23.30)	(18.63)	(18.73)	(86.88)	(11.50)
Average shareholders’ equity / average assets	11.43	11.99	10.43	12.55	12.62
Net interest margin (FTE) (4)	3.14	3.13	2.99	2.75	2.74
Efficiency ratio (5)	73.03	81.45	87.17	88.81	80.79
Allowance for loan losses as a percent of portfolio loans	4.33	4.35	4.15	3.98	3.24
Allowance for loan losses as a percent of nonperforming loans	77.94	71.43	67.16	66.80	65.47
Allowance for loan losses as a percent of nonperforming assets	57.96	57.05	55.40	54.75	50.95
Nonperforming loans as a percent of portfolio loans	5.56	6.09	6.18	5.95	4.96
Nonperforming assets as a percent of portfolio loans plus ORAA	7.43	7.58	7.44	7.22	6.33
Nonperforming assets as a percent of total assets	4.91	5.12	5.18	5.05	4.35
Net loans charged off as a percent of average portfolio loans (annualized)	6.25	4.05	3.46	2.30	1.69

Financial Ratios, Combined (annualized)
Return on average assets	(2.90)%	(2.15)%	(1.86)%	(10.91)%	(1.40)
Return on average shareholders’ equity	(26.05)	(18.44)	(18.40)	(89.50)	(11.40)
Average shareholders’ equity / average assets	11.11	11.64	10.12	12.19	12.28
Net interest margin (FTE) (4)	3.14	3.13	2.97	2.73	2.73
Efficiency ratio (5)	79.87	80.58	86.48	88.26	80.36
Allowance for loan losses as a percent of portfolio loans	4.32	4.33	4.13	3.96	3.23
Allowance for loan losses as a percent of nonperforming loans	78.61	72.01	67.74	67.25	65.94
Allowance for loan losses as a percent of nonperforming assets	58.48	57.54	55.87	55.13	51.33
Nonperforming loans as a percent of portfolio loans	5.49	6.01	6.10	5.88	4.90
Nonperforming assets as a percent of portfolio loans plus ORAA	7.34	7.48	7.34	7.13	6.25
Nonperforming assets as a percent of total assets	4.78	4.99	5.04	4.92	4.24
Net loans charged off as a percent of average portfolio loans (annualized)	6.16	4.00	3.41	2.30	1.67
Leverage ratio	8.49	9.21	9.63	8.68	9.32
Tier 1 capital ratio	12.03	12.52	12.83	11.81	12.16
Total capital ratio	13.40	13.93	14.23	13.91	14.21

1)	Noninterest income includes a gain on investment securities of $6.0 million in the first quarter of 2010 and a net loss on debt extinguishment of $15.9 million in the third quarter of 2009.

(2)	Noninterest expense includes a goodwill impairment charge of $256.3 million in the second quarter of 2009.

(3)	Net loss attributable to common shareholders includes the following non-cash items: $5.3 million dividend to preferred shareholders in the first quarter of 2010, $5.2 million in the fourth, third and second quarters of 2009 and $4.1 million in the first quarter of 2009.

(4)	Net interest margin is presented on an annual basis, includes taxable equivalent adjustments to interest income and is based on a tax rate of 35%.

(5)	The Efficiency Ratio measures how efficiently a bank spends its revenues. The formula is: (Noninterest expense — Goodwill impairment)/(Net interest income + taxable equivalent adjustment + Total fees and other income).

Non-GAAP Reconciliation (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	March 31,	December 31,	September 30,	June 30,	March 31,
(dollars in thousands)	2010	2009	2009	2009	2009
| | | | |
Efficiency Ratio — Continuing Operations
Net Interest Income (A)	$81,189	$81,913	$79,012	$74,043	$75,481
Taxable Equivalent Adjustment (B)	3,357	3,721	3,745	3,997	4,111
Noninterest Income (C)	22,393	14,273	10,697	19,898	18,265
Noninterest Expense (D)	78,103	81,370	81,466	343,248	79,056
Goodwill Impairment (E)	—	—	—	256,272	—
Efficiency Ratio: (D-E)/(A+B+C)	73.03%	81.45%	87.17%	88.81%	80.79%

Efficiency Ratio — Combined Operations
Net Interest Income (A)	$83,224	$83,935	$80,885	$75,601	$76,946
Taxable Equivalent Adjustment (B)	3,556	3,932	3,961	4,220	4,337
Noninterest Income (C)	13,142	15,381	11,842	20,966	19,233
Noninterest Expense (D)	79,811	83,197	83,614	355,433	80,778
Goodwill Impairment (E)	—	—	—	266,474	—
Efficiency Ratio: (D-E)/(A+B+C)	79.87%	80.58%	86.48%	88.26%	80.36%

Ending Balances (millions)
Tangible Common Equity to Tangible Assets
Total assets	$11,652	$11,932	$12,072	$12,288	$12,982
Goodwill (1)	(331)	(331)	(331)	(331)	(597)
Other intangible assets	(13)	(14)	(16)	(17)	(19)

Tangible assets (non-GAAP)	$11,308	$11,587	$11,725	$11,940	$12,366

Total shareholders’ equity	$1,244	$1,331	$1,403	$1,225	$1,567
Goodwill (1)	(331)	(331)	(331)	(331)	(597)
Other intangible assets	(13)	(14)	(16)	(17)	(19)

Tangible equity (non-GAAP)	$900	$986	$1,056	$877	$951

Tangible equity	$900	$986	$1,056	$877	$951
Preferred Stock	(274)	(272)	(270)	(269)	(268)

Tangible common equity (non-GAAP)	$626	$714	$786	$608	$683

Tier 1 Common Equity
Total shareholders’ equity	$1,244	$1,331	$1,403	$1,225	$1,567
Qualifying capital securities	74	74	74	175	175
Goodwill (1)	(331)	(331)	(331)	(331)	(597)
Accumulated other comprehensive loss	6	7	3	27	35
Other intangible assets	(13)	(14)	(16)	(17)	(19)

Tier 1 capital (regulatory)	$980	$1,067	$1,133	$1,079	$1,161

Tier 1 capital (regulatory)	$980	$1,067	$1,133	$1,079	$1,161
Qualifying capital securities	(74)	(74)	(74)	(175)	(175)
Preferred Stock	(274)	(272)	(270)	(269)	(268)

Total Tier 1 common equity (non-GAAP)	$632	$721	$789	$635	$718

Net risk-weighted assets (regulatory)*	$8,138	$8,541	$8,835	$9,138	$9,550

Equity to Assets	10.68%	11.16%	11.63%	9.97%	12.07%
Tangible Equity to Tangible Assets	7.96	8.51	9.01	7.34	7.69
Tier 1 Common Equity *	7.77	8.47	8.94	6.95	7.52
Tangible Common Equity to Tangible Assets	5.54	6.16	6.71	5.09	5.53

*	March 31, 2010 is an estimate

(1)	Goodwill represents goodwill for Continuing Operations, as shown on the balance sheet, and goodwill for Discontinued Operations of $12.6 million in the first quarter of 2010, the fourth, third and second quarters of 2009, and $22.8 million in the first quarter of 2009

Noninterest Income and Noninterest Expense (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
(in thousands)	2010	2009	2009	2009	2009

NONINTEREST INCOME:
Service charges on deposit accounts	$9,684	$10,825	$11,035	$10,399	$9,856
Trust fees	3,795	4,211	3,852	3,402	3,318
Mortgage and other loan income	2,589	2,556	3,182	3,612	3,043
Brokerage and investment fees	933	1,063	1,473	1,365	1,295
ATM network user fees	1,597	1,630	1,689	1,578	1,385
Bankcard fees	2,007	1,878	1,973	2,028	1,834
Losses on loans held for sale	(7,702)	(8,724)	(859)	(4,350)	(6,152)
Net loss on debt extinguishment	—	—	(15,929)	—	—
Investment securities gains	6,016	—	—	5	—
Other income	3,474	833	4,281	1,858	3,686

TOTAL NONINTEREST INCOME	$22,393	$14,272	$10,697	$19,897	$18,265

NONINTEREST EXPENSE:
Salaries and employee benefits	$29,947	$30,012	$37,394	$34,953	$33,030
Occupancy	7,461	6,156	6,446	6,529	7,592
Professional services	2,253	2,990	3,033	2,761	3,093
Equipment	3,072	2,988	2,959	2,983	2,784
Data processing services	4,629	4,772	4,460	4,265	4,194
Advertising and public relations	1,297	1,551	1,878	2,266	1,418
Postage and delivery	1,014	1,286	1,297	1,451	1,491
Other loan expenses	5,974	5,631	6,272	6,789	5,862
Other real estate (ORE) expenses and losses	7,953	9,369	5,549	4,418	8,365
Intangible asset amortization	1,130	1,173	1,874	1,952	2,037
Goodwill impairment	—	—	—	256,272	—
Other expense	13,373	15,440	10,304	18,611	9,190

TOTAL NONINTEREST EXPENSE	$78,103	$81,368	$81,466	$343,250	$79,056

Average Balances, Yields and Rates (Unaudited)
Citizens Republic Bancorp and Subsidiaries

			Three Months Ended
	March 31, 2010		December 31, 2009		March 31, 2009
	Average	Average	Average	Average	Average	Average
(dollars in thousands)	Balance	Rate	Balance	Rate	Balance	Rate

Earning Assets
Money market investments	$696,016	0.25%	$583,586	0.25%	$420,232	0.25%
Investment securities:
Taxable	1,756,812	4.16	1,562,019	4.44	1,602,807	5.06
Tax-exempt	492,968	6.60	551,140	6.59	619,236	6.59
FHLB and Federal Reserve stock	155,084	2.61	155,084	1.93	147,584	3.73
Portfolio loans
Commercial and industrial	1,874,944	4.87	1,973,499	4.88	2,427,966	4.62
Commercial real estate	2,791,395	5.24	2,882,787	5.24	2,926,828	5.34
Residential mortgage	988,859	4.78	1,045,893	4.73	1,223,875	5.48
Direct consumer	1,201,799	6.05	1,246,596	6.04	1,386,845	6.09
Indirect consumer	797,482	6.87	815,261	6.81	809,025	6.77

Total portfolio loans	7,654,479	5.39	7,964,036	5.37	8,774,539	5.41
Loans held for sale	83,972	1.90	58,611	3.78	92,975	2.15

Total earning assets	10,839,331	4.85	10,874,476	4.97	11,657,373	5.19

Nonearning Assets
Cash and due from banks	209,126		152,384		166,033
Bank premises and equipment	109,696		111,808		116,708
Investment security fair value adjustment	42,462		47,741		(10,144)
Other nonearning assets	710,158		766,842		1,055,918
Assets of discontinued operations	328,378		349,377		352,443
Allowance for loan losses	(335,970)		(336,763)		(258,046)

Total assets	$11,903,181		$11,965,865		$13,080,285

Interest-Bearing Liabilities
Deposits:
Interest-bearing demand deposits	$1,075,943	0.31	$1,022,155	0.38	$776,025	0.45
Savings deposits	2,490,158	0.69	2,468,012	0.70	2,518,525	0.93
Time deposits	3,709,529	2.68	3,604,488	2.94	4,299,260	3.60
Short-term borrowings	36,542	0.27	46,097	0.29	59,843	0.57
Long-term debt	1,449,748	4.47	1,607,566	4.47	2,116,974	4.88

Total interest-bearing liabilities	8,761,920	2.11	8,748,318	2.28	9,770,627	2.92

Noninterest-Bearing Liabilities and Shareholders’ Equity

Noninterest-bearing demand	1,268,583		1,258,832		1,114,910
Other liabilities	134,510		143,348		165,007
Liabilities of discontinued operations	415,154		422,882		423,106
Shareholders’ equity	1,323,014		1,392,485		1,606,635

Total liabilities and shareholders’ equity	$11,903,181		$11,965,865		$13,080,285

Interest Spread		2.74%		2.69%		2.27%
Contribution of noninterest bearing sources of funds		0.40		0.44		0.47

Net Interest Margin		3.14%		3.13%		2.74%

Summary of Loan Loss Experience (Unaudited)
Citizens Republic Bancorp and Subsidiaries

	Three Months Ended
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
(in thousands)	2010	2009	2009	2009	2009

Allowance for loan losses — beginning of period	$338,940	$336,271	$330,217	$279,838	$252,938

Provision for loan losses	101,355	84,007	77,393	98,935	63,485

Charge-offs:
Commercial and industrial	13,525	24,743	21,141	9,845	8,108
Commercial real estate	15,976	41,096	32,076	31,098	18,977

Total commercial	29,501	65,839	53,217	40,943	27,085
Residential mortgage	80,729	6,031	9,969	2,160	804
Direct consumer	7,528	6,502	6,617	6,678	4,591
Indirect consumer	3,813	6,873	3,812	5,040	5,507

Total charge-offs	121,571	85,245	73,615	54,821	37,987

Recoveries:
Commercial and industrial	669	2,231	995	3,023	124
Commercial real estate	1,319	656	204	2,316	403

Total commercial	1,988	2,887	1,199	5,339	527
Residential mortgage	583	21	5	4	3
Direct consumer	453	409	482	317	329
Indirect consumer	629	590	590	605	543

Total recoveries	3,653	3,907	2,276	6,265	1,402

Net charge-offs	117,918	81,338	71,339	48,556	36,585

Allowance for loan losses — end of period	$322,377	$338,940	$336,271	$330,217	$279,838

Reserve for loan commitments — end of period	$2,624	$3,118	$3,462	$3,902	$4,033